FORM 10-Q
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549
(Mark One)
      [X]   QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

               For the quarterly period ended:   June 30, 1995
                                     OR
      [  ]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

     For the transition period from _________________ to________________

                      Commission file number (0-15124)
                        MARBLE FINANCIAL CORPORATION
           (Exact name of registrant as specified in its charter)

               VERMONT                                03-0303394
    (State or other jurisdiction of    (I.R.S. Employer Identification Number)
    incorporation or organization)

                  47 MERCHANTS ROW, RUTLAND, VERMONT 05701
                  (Address of principal executive offices)
                                 (Zip Code)

                               (802) 775-0025
            (Registrant's telephone number, including area code)

                               NOT APPLICABLE
            (Former name, former address and former fiscal year,
                        if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                        YES    [X]          NO    [ ]

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of July 1__, 1995.

                CLASS                        NUMBER OF SHARES OUTSTANDING
      Common Stock  $1 par value                      3,340,538


                 MARBLE FINANCIAL CORPORATION AND SUBSIDIARY
                                  FORM 10-Q
                            CROSS REFERENCE INDEX

                                                                 Page
_____________________________________________________________________
Part I - Financial Information
  Item 1 - Consolidated Financial Statements
    Consolidated Balance Sheets -
    June 30, 1995 and December 31, 1994                           1

    Consolidated Statements of Operations -
    Three and Six Months Ended June 30, 1995 and 1994             2

    Consolidated Statements of Changes in Stockholders' Equity
    Six Months Ended June 30, 1995                                3

    Consolidated Statements of Cash Flows
    Six Months Ended June 30, 1995 and 1994                       4

    Notes to Consolidated Financial Statements                    5

  Item 2 - Management's Discussion and Analysis of Financial
    Condition and Results of Operations                           6

Part II - Other Information

  Items 1 through 5                                              17

  Item 6 - Exhibits and Reports on Form 8-K                      17

Signatures                                                       18

Exhibits                                                         19


Part I - Item 1
                 Marble Financial Corporation and Subsidiary
                         Consolidated Balance Sheets

                                                       June 30,   Dec 31,
                                                       1995       1994
_____________________________________________________________________________

                                                       (Dollars in thousands)
Assets                                                 (unaudited)
Cash and due from banks                                $  7,086   $  6,858
Interest-bearing deposits, Federal funds
 sold and other short term investments                      770          4
Investment securities held to maturity
  (Market value $20,132 at June 30, 1995 and
   $18,961 at December 31, 1994)                         19,652     19,767
Investment securities available for sale
 (amortized cost $ 98,672 at June 30, 1995 and
 $100,578 at December 31, 1994)                          97,040     93,578
Loans                                                   279,637    277,278
Less: Allowance for possible loan losses                  7,675      8,006
NET LOANS                                               271,962    269,272
Other real estate owned, net                              1,105      1,517
Bank premises and equipment, net                          6,277      6,206
Other assets                                              9,066     11,334
                                                       $412,958   $408,536
  Liabilities and Stockholders' Equity
Deposits:
  Demand                                               $ 15,681   $ 14,549
  Savings, Now and money market                         107,254    112,587
  Time                                                  188,892    178,037
TOTAL DEPOSITS                                          311,827    305,173
Borrowed funds                                           57,371     64,138
Other liabilities                                         1,645      2,188
TOTAL LIABILITIES                                       370,843    371,499
Stockholders' equity:
  Preferred stock, $1.00 par value, 1,000,000 shares
   authorized and unissued at June 30, 1995,
   and December 31, 1994                                      0          0
  Common stock, $1.00 par value, 8,000,000 shares
   authorized, 3,340,538 and 3,333,438 issued and
   outstanding at June 30, 1995 and
   December 31, 1994, respectively                        3,341      3,333
  Additional paid-in capital                             42,812     42,777
  Retained deficit                                       (2,961)    (4,453)
  Unrealized loss on investment securities available
   for sale, net                                         (1,077)    (4,620)
TOTAL STOCKHOLDERS' EQUITY                               42,115     37,037
                                                       $412,958   $408,536

See accompanying notes to consolidated financial statements



                 Marble Financial Corporation and Subsidiary
                    Consolidated Statements of Operations

                                                       Three Months Ended      Six Months Ended
                                                       June 30,                June 30,
                                                       1995        1994        1995        1994
_____________________________________________________________________________________________________
                                                       (Dollars in thousands)  (Dollars in thousands)
                                                       (unaudited)             (unaudited)

Interest Income:
  Interest and fees on loans                           $   6,313   $   4,991   $  12,379   $   9,810
  Interest and dividends on investment securities          2,150       1,884       4,195       3,670
  Interest on interest bearing deposits, federal
   funds sold and other short-term investments                 7           7          20           9
    Total interest income                                  8,470       6,882      16,594      13,489
Interest Expense:
  Interest on savings deposits                               996         751       1,983       1,486
  Interest on time deposits                                2,698       1,739       5,093       3,453
  Interest on borrowings                                   1,051         626       1,878       1,217
    Total interest expense                                 4,745       3,116       8,954       6,156
  Net interest income                                      3,725       3,766       7,640       7,333
  Provision for possible loan losses                           0         200           0         500
  Net interest income after provision
   for possible loan losses                                3,725       3,566       7,640       6,833
Non-interest Income:
  Service charges on deposit accounts                        193         170         400         343
  Net gain on trading securities                             334           0         334           0
  Net loss on sales of investments available for sale       (285)        (17)       (200)        (17)
  Net gain on sales of loans                                   2           3           4          (6)
  Other                                                      101         134         190         227
Total non-interest income                                    345         290         728         547
Non-interest Expense:
  Salaries and employee benefits                           1,505       1,390       2,911       2,769
  Occupancy and equipment expense                            395         366         797         741
  Other real estate owned expense, net                       (34)         53          48          83
  Other                                                      882         857       1,570       1,667
Total non-interest expense                                 2,748       2,666       5,326       5,260
Income before income taxes                                 1,322       1,190       3,042       2,120
Income tax expense (benefit)                                 314      (2,355)        882      (2,480)
Net Income                                             $   1,008   $   3,545   $   2,160   $   4,600
Weighted average number of common shares
 outstanding, including common stock equivalents       3,454,137   3,387,265   3,444,627   3,385,932
Per common share
  Net income                                           $    0.29   $    1.05   $    0.63   $    1.36
  Dividends declared                                   $    0.10   $    0.12   $    0.20   $    0.17

See accompanying notes to consolidated financial statements



                 Marble Financial Corporation and Subsidiary
         Consolidated Statements of Changes in Stockholders' Equity

                                                       Six Months Ended June 30, 1995
                                                                                       Unrealized
                                                                                       Loss On
                                                                                       Investment
                                                                                       Securities
                                                                Additional             Available
                                                       Common   Paid-In     Retained   For Sale,
                                                       Stock    In Capital  Deficit    Net          Total
___________________________________________________________________________________________________________
                                                       (Dollars in thousands)
                                                       (unaudited)

Balance at December 31, 1994                           $3,333   $42,777     $(4,453)   $(4,620)     $37,037
Exercise of stock options                                   8        35                                  43
Net income for six months ended June 30, 1995                                 2,160                   2,160
Dividends declared                                                             (668)                   (668)
Decrease in unrealized loss on investment securities
 available for sale, net                                                                 3,543        3,543
Balance at June 30, 1995                               $3,341   $42,812     $(2,961)   $(1,077)     $42,115

See accompanying notes to consolidated financial statements



                 Marble Financial Corporation and Subsidiary
                    Consolidated Statements of Cash Flows

                                                                         Six Months Ended
                                                                         June 30,
                                                                         1995        1994
-------------------------------------------------------------------------------------------------

                                                                         (Dollars in thousands)
Cash flows from operating activities:                                    (unaudited)
Net income                                                               $ 2,160     $ 4,600
Adjustments to reconcile net income
 to net cash provided by operating activities:
  Depreciation                                                               329         286
  Provision for possible loan losses                                           0         500
  Other real estate owned valuation benefit                                    0         (37)
  Net loss on sale of investment securities available for sale               200          17
  Net gain on sales of trading securities                                   (334)          0
  Net (gain) loss on sale of loans                                            (4)          6
  Net gain on sales and disposal of other real estate owned                  (41)        (55)
  Net gain on sales of bank premises and equipment                            (1)          0
  Amortization of fees, discounts & premiums, net                            183         635
  (Increase) decrease in net deferred tax asset                              853      (2,500)
  Increase in other assets                                                  (401)       (349)
  Decrease in other liabilities                                             (577)       (588)
Net cash provided by operating activities                                  2,367       2,515
Cash flows from investing activities:
  Proceeds from sales of investment securities available for sale         20,936      15,395
  Proceeds from sales of trading securities                               30,334           0
  Proceeds from maturities of investment securities held to maturity         253           0
  Proceeds from maturities of investment securities available for sale     5,637      13,157
  Proceeds from sales of loans                                               738       4,395
  Proceeds from sales and disposal of other real estate owned                714       3,890
  Purchases of investment securities held to maturity                          0     (11,000)
  Purchases of investment securities available for sale                  (25,182)    (10,977)
  Purchases of trading securities                                        (30,000)          0
  Net (increase) decrease in loans                                        (3,691)    (13,490)
  Capital expenditures                                                      (400)       (806)
  Proceeds from sales of bank premises and equipment                           1           0
Net cash provided (used) by investing activities                            (660)        564
Cash flows from financing activities:
  Net increase (decrease) in deposits                                      6,654     (22,703)
  Net increase in short-term borrowings                                   11,233      22,357
  Payments of long-term borrowings                                       (18,000)          0
  Proceeds from issuance of common stock                                      34         126
  Dividends paid                                                            (634)       (330)
Net cash used by financing activities                                       (713)       (550)
Net increase in cash and cash equivalents                                    994       2,529
Beginning cash and cash equivalents                                        6,862       6,650
Ending cash and cash equivalents                                         $ 7,856     $ 9,179
Supplemental disclosures of cash flow information:
Cash paid during the year for:
  Income taxes                                                           $    25     $    40
  Interest                                                               $ 9,082     $ 6,191
Supplemental disclosures of noncash investing and financingactivities:
  Conversion of real estate loans to mortgage-backed securities          $     0     $ 2,017
  Loans foreclosed                                                       $   261     $   962

See accompanying notes to consolidated financial statements


                 Marble Financial Corporation and Subsidiary
                 Notes to Consolidated Financial Statements
            Three Months Ended June 30, 1995 and 1994 (Unaudited)

1. The accompanying consolidated financial statements as of June 30, 1995 and for the three and six month periods ended June 30, 1995 and 1994 include the accounts of the Company, and have not been audited by independent public accountants; however, these statements, prepared in accordance with generally accepted accounting principles, reflect, in the opinion of management, all adjustments (consisting of only normal recurring items) necessary to present fairly the financial position as of June 30, 1995, and the results of operations and cash flows for the six-month periods ended June 30, 1995 and 1994. The results of operations for the six-month period ended June 30, 1995 are not necessarily indicative of the results to be expected for the entire year.

These consolidated financial statements do not include all disclosures associated with annual consolidated financial statements and, accordingly, should be read in conjunction with the footnotes contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1994.

2. Certain 1994 financial statement items have been reclassified to conform to the current period's presentation.

3. As of January 1, 1995, Marble adopted Statement of Financial Accounting Standards (SFAS) Statement No. 114, "Accounting by Creditors for Impairment of a Loan". SFAS No. 114, as amended by SFAS No. 118 (SFAS No. 114, as amended), requires that impaired loans, as defined, be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the face value of collateral if the loan is collateral-dependent. This pronouncement amends SFAS No. 5, "Accounting for Contingencies," to clarify that a creditor should evaluate the collectability of both contractual interest and contractual principal of all receivables when assessing the need for a loss accrual. This pronouncement also amends SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring", to require a creditor to measure all loans that are restructured in a troubled debt restructuring involving a modification of terms in accordance with this statement. The existing methods for the recognition of interest income on impaired loans has remained unchanged by the adoption of SFAS No. 114, as amended.

4. On June 20, 1995, Marble Financial Corporation announced that it had entered into a definitive agreement pursuant to which ALBANK, FSB, will acquire all of the outstanding common stock of Marble Financial Corporation, in a cash transaction, for $18.00 per share. ALBANK, FSB, is a wholly owned subsidiary of Albank Financial Corporation, a $2.9 billion bank holding company located in Albany, New York. The acquisition is subject to approval by Marble Financial Corporation stockholders and various regulatory agencies. Further information about the transaction and a special stockholders' meeting will be distributed during the third quarter of 1995.


Part 1 - Item 2

              Management's Discussion and Analysis of Financial
                     Condition and Results of Operations

Marble Financial Corporation (Marble) and its wholly owned subsidiary, Marble Bank (Bank), had consolidated net income of $1,008,000 for the second quarter of 1995, which was a decrease of $2,537,000 from net income of $3,545,000 during the second quarter of 1994. For the six month period ending June 30, 1995, Marble had net income of $2,160,000, which is a decrease of $2,440,000 when compared with net income of $4,600,000 during the six month period ended June 30, 1994. The decrease in net income during the three and six month periods ending June 30, 1995, as compared to the same periods during 1994, are primarily due to the recording of a net income tax benefit of $2,355,000 during the second quarter of 1994 compared to the recording of a net income tax expense of $314,000 during the second quarter of 1995.

Total assets increased $154,000 during the three month period ended June 30, 1995, from $412,804,000 at March 31, 1995 to $412,958,000 at June 30, 1995.
During the twelve month period ended June 30, 1995, total assets increased $17,948,000, or 4.5%, from $395,010,000 at June 30, 1994 to $412,958,000 at
June 30, 1995.

                 Selected Consolidated Financial Highlights

                                     Three Months Ended June 30,
                                     1995        1994        $ Change    % Change
----------------------------------------------------------------------------------
                                     (Dollars in thousands)
Income statement data:
  Net interest income                $  3,725    $  3,766    $   (41)     (1.1)%
  Non-interest income                     345         290         55      19.0
  Non-interest expense                  2,748       2,666         82       3.1
  Net income                            1,008       3,545     (2,537)    (71.6)

  Interest rate spread  *                 3.0%        3.6%
  Net interest margin   *                 3.6%        4.0%
  Return on average assets                0.9%        3.6%
  Return on average equity                9.8%       43.7%

                                     Six Months Ended June 30,
                                     1995        1994        $ Change    % Change
----------------------------------------------------------------------------------

Income statement data:               (Dollars in thousands)
  Net interest income                $  7,640    $  7,333    $   307       4.2%
  Non-interest income                     728         547        181      33.1
  Non-interest expense                  5,326       5,260         66       1.3
  Net income                            2,160       4,600     (2,440)    (53.0)

  Interest rate spread  *                 3.2%        3.4%
  Net interest margin   *                 3.8%        3.8%
  Return on average assets                1.0%        2.4%
  Return on average equity               10.3%       27.5%

                                     June 30,    March 31,
                                     1995        1995        $ Change    % Change
----------------------------------------------------------------------------------

Balance sheet data:                  (Dollars in thousands)
  Total assets                       $412,958    $412,804    $   154       0.0%
  Total loans                         279,637     275,730      3,907       1.4
  Total deposits                      311,827     321,404     (9,577)     (3.0)
  Stockholders' equity                 42,115      39,700      2,415       6.1
  Equity to assets ratio                 10.2%        9.6%


<F1>  *  fully tax equivalent basis

Net Interest Income

The tables below set forth a comparison of average earning assets, average interest-bearing liabilities, interest income and interest expense expressed as a percentage of the related asset or liability. In order to reflect the economic impact of the investment in state and municipal securities and certain dividend paying securities, and to place data on a comparative basis, income from and yields on these securities have been restated to a current taxable-equivalent basis. Such adjustment, however, has no impact on reported net income. The average balance stated includes non-performing loans. The amount of taxable-equivalent adjustments are $13,000 and $5,000 for the three month periods ended June 30, 1995 and June 30, 1994, and $20,000 and $10,000 for the six month periods ended June 30, 1995 and June 30, 1994, respectively.

                                           Three Months Ended June 30, 1995    Three Months Ended June 30, 1994
                                           Average    Interest   Average       Average    Interest   Average
                                           Balance    Inc/Exp    Yld/Rate      Balance    Inc/Exp    Yld/Rate
-----------------------------------------------------------------------------------------------------------------

Assets                                     (Dollars in thousands)
  Loans                                    $276,700   $6,325     9.1%          $264,261   $4,996     7.6%
  Mortgage-backed securities (1)            100,769    1,782     7.1            102,330    1,637     6.4
  Trading securities                         19,582        0     0.0                  0        0     0.0
  Other investment securities (1)            20,399      369     7.2             14,300      247     6.9
  Short-term investments and interest-
   bearing deposits                             434        7     6.5                784        7     3.6
Total interest-earning assets               417,884    8,483     8.1%           381,675    6,887     7.2%
Other real estate owned                       1,225                               3,636
Other non-interest-earning assets            12,252                               5,364
Total assets                               $431,361                            $390,675
Liabilities and Stockholders' Equity
Savings and time deposits                  $302,959    3,694     4.9%          $282,379    2,490     3.5%
FHLB advances                                59,161      876     5.9             50,056      536     4.3
Other borrowed funds                         11,933      175     5.9              9,667       90     3.7
Total interest-bearing liabilities          374,053    4,745     5.1            342,102    3,116     3.6
Non-interest-bearing liabilities             16,136                              16,055
  Total liabilities                         390,189                             358,157
Stockholders' equity                         41,172                              32,518
  Total liabilities and stockholders'
   equity                                  $431,361                            $390,675
Net interest income                                   $3,738                              $3,771
Net interest spread (2)                                          3.0%                                3.6%
Net interest margin (3)                                          3.6%                                4.0%

<F1>  Includes both investments held to maturity and available for sale.
<F2>  Interest rate spread is the difference between the yield on earning assets and the rates paid on interest-bearing liabilities.
<F3>  Net interest margin is net interest income divided by average earning assets.

                                           Six Months Ended June 30, 1995     Six Months Ended June 30, 1994
                                           Average    Interest   Average      Average    Interest   Average
                                           Balance    Inc/Exp    Yld/Rate     Balance    Inc/Exp    Yld/Rate
--------------------------------------------------------------------------------------------------------------

Assets                                     (Dollars in thousands)
  Loans                                    $276,954   $12,398    9.0%         $261,995   $ 9,818    7.5%%
  Mortgage-backed securities (1)             98,588     3,505    7.1           112,498     3,333    5.9
  Trading securities                          9,845         0    0.0                 0         0    0.0
  Other investment securities (1)            21,792       691    6.3             9,820       339    6.9
  Short-term investments and interest-
   bearing deposits                             656        20    6.1               532         9    3.4
Total interest-earning assets               407,835    16,614    8.1%          384,845    13,499    7.0%
Other real estate owned                       1,330                              3,680
Other non-interest-earning assets            13,266                              5,436
Total assets                               $422,431                           $393,961
Liabilities and Stockholders' Equity
Savings and time deposits                  $301,403     7,076    4.7%         $282,437     4,939    3.5%
FHLB advances                                54,216     1,559    5.8            45,967       964    4.2
Other borrowed funds                         11,279       319    5.7            14,619       253    3.5
Total interest-bearing liabilities          366,898     8,954    4.9           343,023     6,156    3.6
Non-interest-bearing liabilities             15,614                             17,248
  Total liabilities                         382,512                            360,271
Stockholders' equity                         39,919                             33,690
  Total liabilities and stockholders'
   equity                                  $422,431                           $393,961
Net interest income                                    $7,660                             $7,343
Net interest spread (2)                                          3.2%                               3.4%
Net interest margin (3)                                          3.8%                               3.8%

<F1>  Includes both investments held to maturity and available for sale.
<F2>  Interest rate spread is the difference between the yield on earning assets and the rates paid on interest-bearing liabilities.
<F3>  Net interest margin is net interest income divided by average earning assets.

Rate/Volume Analysis of Net Interest Income

The following table reflects changes in Marble's net interest income attributable to the changes in interest rates and the changes in the volume of earning assets and interest-bearing liabilities. Amounts attributable to the variance in the rate are based upon the change in rate multiplied by the prior period's volume. Amounts attributable to the variance in volume are based upon the changes in volume multiplied by the prior period's rate. The combined effect for changes in both volume and rate, which cannot be separately identified, has been allocated proportionately to the variance due to volume and the variance due to rate.

                                           Three Months Ended              Six Months Ended
                                           June 30, 1995                   June 30, 1995
                                           Compared to Three Months        Compared to Six Months
                                           Ended June 30, 1994             Ended June 30, 1994
                                           Variance   Variance             Variance   Variance
                                           Due To     Due to    Total      Due To     Due to    Total
                                           Volume     Rate      Variance   Volume     Rate      Variance
---------------------------------------------------------------------------------------------------------
                                           (Dollars in thousands)          (Dollars in thousands)

Income on earning assets:
  Gross loans                              $244       $1,085    $1,329     $ 586      $1,994   $2,580
  Mortgage-backed securities                (24)         169       145      (278)        450      172
  Trading securities                          0            0         0         0           0        0
  Other investment securities (1)           109           13       122       378         (26)     352
  Short-term investments and interest
   bearing deposits                           0            0         0         2           9       11
    Total interest income                   329        1,267     1,596       688       2,427    3,115
Interest expense on deposits
 and borrowed funds:
  Savings and time deposits                 192        1,012     1,204       351       1,786    2,137
  FHLB advances                             109          231       340       194         401      595
  Other borrowed funds                       24           61        85       (38)        104       66
Total Interest expense                      325        1,304     1,629       507       2,291    2,798
Change in net interest income              $  4       $  (37)   $  (33)    $ 181      $  136   $  317

<F1>  Income on tax-exempt investment securities is stated on a taxable-
      equivalent basis using a 34% tax rate.

As shown in the above analysis, net interest income increased by $4,000 due to variances attributable to volume during the second quarter of 1995 and decreased by $37,000 due to variances attributable to rate. These variances resulted in a decrease in net interest income of $33,000 for the second quarter of 1995, as compared to the second quarter of 1994. During the first six months of 1995, net interest income increased by $181,000 due to variances attributable to volume and increased by $136,000 due to variances attributable to rate, which led to an increase in net interest income of $317,000 for the first six months of 1995 as compared to the same period in 1994.

Non-Interest Income

Non-interest income increased $55,000, or 19.0%, from $290,000 during the second quarter of 1994 to $345,000 during the second quarter of 1995. There were realized gains on trading activities of $334,000 during the second quarter of 1995. The Bank did not maintain a trading portfolio during 1994. There was a net loss of $285,000 on the sale of securities available-for-sale during the second quarter of 1995, compared to a net loss of $17,000 during the second quarter of 1994. Services charges on deposit accounts increased $23,000 and all other non-interest income decreased $34,000. During the first six months of 1995, non-interest income increased by $181,000, or 33.1%, from $547,000 during the first six months of 1994 to $728,000 during the first six months of 1995. There was a loss of $200,000 on sales of securities during the first six months of 1995 compared to a loss of $17,000 during the first six months of 1994. Service charges on deposit accounts increased $57,000, or 16.6%, and all other non-interest income decreased $27,000, or 12.2%, during the first six months of 1995 as compared to the first six months of 1994.

Non-Interest Expense

Non-interest expense increased by $82,000, or 3.1%, from $2,666,000 during the second quarter of 1994 to $2,748,000 during the second quarter of 1995. Salaries and benefits expense increased $115,000, or 8.3%, due to increased salary levels and higher than expected benefits costs. Occupancy and equipment expenses increased $29,000, or 7.9%, due to increases in depreciation and net rental expense. Expenses relative to ownership of foreclosed properties decreased by $87,000, from net expenses of $53,000 during the second quarter of 1994 to net recoveries of $34,000 during the second quarter of 1995. Other non-interest expenses increased $25,000, or 2.9%, from $857,000 during the second quarter of 1994 to $882,000 during the second quarter of 1995.

During the six month period ended June 30, 1995, non-interest expense increased $66,000, or 1.3%, from $5,260,000 during the first six months of 1994 to $5,326,000 during the first six months of 1995. Salaries and benefits expense increased $142,000, or 5.1%, due to increased salary levels and benefits costs. Occupancy and equipment expenses increased $56,000, or 7.6%, due to increases in depreciation and net rental expenses. Expenses relative to ownership of foreclosed properties decreased by $35,000, or 42.2%, from $83,000 during the first six months of 1994 to $48,000 during the first six months of 1995. All other operating expenses decreased $97,000, or 5.8%, from $1,667,000 during the first half of 1994 to $1,570,000 during the first half of 1995, mainly due to a decrease in the cost of F.D.I.C. insurance.

Provision for Possible Loan Losses

The provision for possible loan losses decreased by $200,000 during the second quarter of 1995, as compared to the second quarter of 1994, from $200,000 for the quarter ended June 30, 1994 to no provision for the quarter ended June 30, 1995. Provisions are made to keep the balance in the allowance for possible loan losses at a level consistent, in management's judgement, with the risk in the loan portfolio.

Applicable Income Taxes

Marble's deferred tax asset and related valuation allowance under Statement of Financial Accounting Standards #109 is reviewed quarterly and adjustments to such net asset are recognized as deferred income tax expense or benefit based on management's judgement relating to the realizability of such asset. For the three month period ended June 30, 1995 this review resulted in the recording of income tax expense of $314,000.

Asset/Liability Management

Investment Portfolio

Over the past several years Marble has acquired, both on the open market and through securitization of portions of its mortgage loan portfolio, a large volume of U.S. Government Agency and mortgage-backed securities. As part of its balance sheet management strategy, Marble has elected to maintain flexibility in the management of its investment portfolio in order to maintain liquidity and be able to react to changes in the marketplace and the economic environment and therefore does not want, at this time, to keep a large volume of investments until they mature. Marble has elected to classify the majority of its investment securities as available for sale, which allows it to turn over portions of the investment portfolio from time to time in order to take advantage of changes in the market. Financial Accounting Standards Board Statement No. 115 - Accounting For Certain Investments in Debt and Equity Securities, requires that debt and equity securities classified as available-for-sale be reported at fair value, with unrealized gains and losses, net of taxes, shown as a component of stockholders' equity.

The yield on mortgage-backed securities is sensitive to changes in interest rates. On bonds purchased at a premium, when interest rates rise the market value and the prepayment speeds will generally decline and the yields will increase. When interest rates fall, the market value and prepayment speeds will generally increase and the yields will decline.

As interest rates rose during 1994, the market value of much of the investment portfolio decreased. At December 31, 1994 investment securities classified as available-for-sale of $100,578,000 had a net unrealized loss of $7,000,00. Interest rates declined slightly during the first half of 1995, which improved the market value of the investment portfolio. At June 30, 1995 investment securities classified as available-for-sale of $97,040,000 had a net unrealized loss of $1,077,000. Marble does not consider the principal to be at risk on these securities and consequently, does not believe that the unrealized losses are permanent or represent permanent impairment of the ability to recover invested principal. If, in connection with a planned restructuring of the investment portfolio or any other reason, Marble becomes aware that a security will not be retained for a period of time sufficient to allow for the recovery of the unrealized loss in market value, such unrealized loss would be recognized in current operations. Given the current volatility in interest rates, it is possible that the amount of unrealized loss could increase or decrease significantly in future periods.

The following table illustrates the changes in investments during the second quarter of 1995. The changes are due to the purchase of United States Treasury and mortgage-backed securities for the available-for-sale portfolio, and principal payments and pay-offs on various investment securities. The volume of mortgage-backed securities is reflective of Marble's current strategy to increase the liquidity of its asset base in order to be in a position to react to changes in interest rates. To this end, Marble has in recent years, also been securitizing pools of its fixed rate, long term residential mortgage loans and turning them into mortgage-backed securities, which are then added to the investment portfolio. This improves liquidity while still maintaining most of the yield of the underlying loans.

During the second quarter of 1995, Marble made several investments in mutual funds on a trading basis. While there were no investments for the trading portfolio outstanding at June 30, 1995, it is the intent of Marble to continue to invest in securities for trading purposes in future periods. During the second quarter of 1995, the realized gains on trading securities were $334,000.

An analysis of investments follows:

                                              Balance at June 30, 1995           Balance at March 31, 1995
                                                          Net                                Net
                                              Amortized   Unrealized   Market    Amortized   Unrealized   Market
                                              Cost        Gain(Loss)   Value     Cost        Gain(Loss)   Value
-------------------------------------------------------------------------------------------------------------------

                                              (Dollars in thousands)
Investment securities held to maturity:
  United States Government obligations        $11,000     $   116      $11,116   $ 11,000    $  (142)     $ 10,858
  Mortgage-backed securities                    8,652         364        9,016      8,751         56         8,807
                                               19,652         480       20,132     19,751        (86)       19,665
Investment securities available for sale:
  United States Government obligations          5,442          (6)       5,436      5,450       (206)        5,244
  Mortgage-backed securities                   89,154      (1,653)      87,501     97,567     (4,057)       93,510
  Federal Home Loan Bank stock                  4,075           0        4,075      3,635          0         3,635
  Other bank and corporate stocks                   1          27           28          1         23            24
                                               98,672      (1,632)      97,040    106,653     (4,240)      102,413
Total investment securities                   118,324      (1,152)     117,172    126,404     (4,326)      122,078
Interest-bearing deposits in other banks            5           0            5          4          0             4
Federal funds sold and other short-term
 investments                                      765           0          765          0          0             0
                                             $119,094     $(1,152)    $117,942   $126,408    $(4,326)     $122,082

Loans

As shown in the following table, total loans decreased by $3,907,000, or 1.4%, during the second quarter of 1995.

                                                                        Growth (Decrease) in
                                              Balance at   Balance at   Three Month Period
                                              June 30,     March 31,    Ended June 30, 1995
                                              1995         1995         Amount     Percent
----------------------------------------------------------------------------------------------
                                              (Dollars in thousands)
Mortgage:
  Residential                                 $126,198     $125,380     $   818      0.7%
  Commercial                                     6,224        6,541        (317)    (4.8)
  Construction                                   1,038        1,241        (203)   (16.4)
Total mortgage loans                           133,460      133,162         298      0.2
Commercial:
  Secured by real estate                        73,142       58,453      14,689     25.1
  Construction                                     163          203         (40)   (19.7)
  All other                                     32,642       44,419     (11,777)   (26.5)
Total commercial loans                         105,947      103,075       2,872      2.8
Consumer loans:
  Equity lines of credit                        28,339       27,976         363      1.3
  All other                                     11,891       11,517         374      3.2
Total consumer loans                            40,230       39,493         737      1.9
Total loans                                    279,637      275,730       3,907      1.4
Less: Allowance for possible loan losses         7,675        7,688         (13)    (0.2)
Net loans                                     $271,962     $268,042     $ 3,920      1.5%
Included in above totals:
  Deferred loan origination fees              $    164     $    180
  Mortgages available for sale                $      0     $      0

Allowance for Possible Loan Losses

An analysis of the allowance for possible loan losses follows:

                                                 Three Months Ended
                                                 June 30,    March 31,
                                                 1995        1995
-------------------------------------------------------------------------

                                                 (Dollars in thousands)
Balance beginning of period                      $7,688      $8,006
Provisions charged to operations                      0           0
Recoveries on amounts previously charged off:
  Mortgage                                            1          31
  Commercial and other                               40          53
  Consumer                                           16           4
                                                     57          88
                                                 $7,745      $8,094
Less loans charged off:
  Mortgage                                           48          16
  Commercial and other                                5         370
  Consumer                                           17          20
                                                     70         406
Balance at end of period                         $7,675      $7,688
Percent of total loans outstanding                  2.8%        2.8%

While Marble considers the allowance for possible loan losses at June 30, 1995 to be adequate in relation to its assessment of the risk in the portfolio, including, among other things, the volume of non-performing loans, it is not able to predict whether, or the extent to which, the real estate market and the economy could decline during 1995 and beyond. Given this uncertainty, it is possible a decline could result in additional charge-offs, additional writedowns in the value of non-performing assets, changes in the level of the allowance for possible loan losses and increases in the level of non-performing loans, foreclosures and other real estate owned. Non-performing assets have a negative effect on income in that a significant amount of interest is foregone on them and there is considerable legal and other non-interest expense incurred as a result of foreclosure actions and ownership costs. This negative impact on income will continue in the future until all non-performing assets are disposed of through resolution or sale.

Marble has determined after review of its credit quality policies, that loans recognized as nonaccrual, in-substance foreclosure and restructured are equivalent to "impaired loans" as defined in SFAS No. 114. At June 30, 1995 impaired loans with SFAS No. 114 required reserves totaled $3,597,000 and the reserve for possible loan losses allocated to such loans was in the amount of $725,000. Also, at June 30, 1995, Marble has additional impaired loans of $3,894,000 that did not require reserves. Marble also determined that the reserve for possible loan losses at June 30, 1995 did not require an additional loan loss provision as a result of the adoption of this Standard.

The existing methods for the recognition of interest income on impaired loans has remained unchanged by the adoption of SFAS No. 114 as amended by SFAS No. 118. During the second quarter of 1995, Marble recognized $68,000 of interest income on impaired loans.

Non-performing Assets

The following tables present information regarding non-performing loans and assets at the indicated dates.

                                                                          Increase (Decrease) in
                                                 Balance at  Balance at   Three Month Period
                                                 June 30,    March 31,    Ended June 30, 1995
                                                 1995        1995         Amount    Percent
                                                 (Dollars in thousands)

Non-accrual loans                                $6,553      $5,661       $ 892      15.8%
Accruing loans past due 90 days or more             412         773        (361)    (46.7)
Total non-performing loans                        6,965       6,434         531       8.3
Other real estate owned                           1,138       1,353        (215)    (15.9)
Less: valuation allowance                            33          34          (1)     (2.9)
Net other real estate owned                       1,105       1,319        (214)    (16.2)
Troubled debt restructurings                        938         920          18       2.0
Total non-performing assets                      $9,008      $8,673       $ 335       3.9%

Total non-performing loans as a percentage of
 total loans                                        2.5%        2.3%
Total non-performing assets as a percentage of
 total loans and other non-performing assets        3.2%        3.1%
Total non-performing assets as a percentage of
 total assets                                       2.2%        2.1%
Allowance for possible loan losses as a
 percentage of total non-performing loans         110.2%      119.5%

The increase in non-performing assets during the second quarter of 1995 is mainly the result of a large commercial loan being placed on non-accrual
status and increased delinquency on a small number of mortgage loans.   As a
result of these actions during the second quarter, total non-performing assets were increased by $335,000, or 3.9%, to $9,008,000 at June 30, 1995.

During the second quarter of 1995, approximately $182,000 of interest income would have been recorded on loans accounted for on a non-accrual basis if such loans had been current and in accordance with their original terms. Of this amount, approximately $46,000 of interest was received and included in net income on a cash basis during the second quarter of 1995.

An analysis of non-performing loans at June 30, 1995 follows:

                                                      Non-Performing Loans
                                                      In Category as a
                                                      Percent of
                                         Non-         Total Loans   Total Non-
                              Total      Performing   Loans In      Performing
                              Loans      Loans        Category      Loans
--------------------------------------------------------------------------------
                              (Dollars in Thousands)

Mortgage:
  Residential                 $126,198   $  849       0.7%           12.2%
  Commercial                     6,224        0       0.0             0.0
  Construction                   1,038        0       0.0             0.0
Total mortgage loans           133,460      849       0.6            12.2
Commercial:
  Secured by real estate        73,142    4,268       5.8            61.3
  Construction                     163        0       0.0             0.0
  All other                     32,642    1,560       4.8            22.4
Total commercial loans         105,947    5,828       5.5            83.7
Consumer loans:
  Equity lines of credit        28,339      242       0.9             3.5
  All other                     11,891       46       0.4             0.7
Total consumer loans            40,230      288       0.7             4.1
Total loans                   $279,637   $6,965       2.5%          100.0%

An analysis of the activity relative to other real estate owned follows:

                                         Three Months Ended
                                         June 30,   March 31,
                                         1995       1995
----------------------------------------------------------------
                                         (Dollars in thousands)

Balance at beginning of period           $1,353     $1,551
Foreclosures                                 30        231
Properties disposed of                     (244)      (429)
Property writedowns, net                     (1)         0
Balance at end of period                  1,138      1,353

Less valuation allowance:
  Balance at beginning of period             34         34
  Provisions                                  0          0
  Property writedowns, net                   (1)         0
  Balance at end of period                   33         34
  Net other real estate owned            $1,105     $1,319

Deposits

Total deposits decreased by $9,577,000, or 3.0%, during the second quarter
of 1995.   Demand deposits increased during the three month period ended
June 30, 1995, due to seasonal fluctuations. Savings deposits increased slightly. N.O.W. and money market deposits decreased $2,689,000, or 3.3%, and time deposits decreased $9,249,000, or 4.7%, during the second quarter, due primarily to seasonal fluctuations in municipal deposits.

                                                         Increase(Decrease) In
                               Balance at   Balance at   Three Month Period
                               June 30,     March 31,    Ended June 30, 1995
                               1995         1995         Amount     Percent
--------------------------------------------------------------------------------
                               (Dollars in thousands)

Demand                         $ 15,681     $ 13,446     $ 2,235    16.6%
Savings                          28,109       27,983         126     0.5
NOW and money market             79,145       81,834      (2,689)   (3.3)
Time                            188,892      198,141      (9,249)   (4.7)
                               $311,827     $321,404     $(9,577)   (3.0)%

Borrowed Funds

Borrowed funds increased by $7,498,000, or 15.0%, during the second quarter of 1995, from $49,873,000 at March 31, 1995 to $57,371,000 at June 30, 1995.
Fluctuations in the amount of loans, investments, other real estate owned and total deposits have created the changes in the need for borrowed funds.

Interest Sensitivity

      Marble continuously monitors its interest rate sensitivity as a means of insuring that changes in interest rates do not have a material adverse impact on income. The Asset and Liability Committee of the Bank analyzes the interest rate gap and attempts to manage and improve interest rate sensitivity. The interest rate gap is the difference between the volume of interest sensitive assets and interest sensitive liabilities that will mature or reprice within a given time period.

      A positive gap position exists when the volume of rate sensitive assets exceeds the volume of rate sensitive liabilities in a given time frame, and indicates that more assets than liabilities will mature or reprice during that period. A positive gap position will tend to improve earnings in a rising rate environment and impede earnings in a declining rate environment. A negative gap position exists when the volume of rate sensitive liabilities exceeds the volume of rate sensitive assets in a given time frame, and indicates that more liabilities than assets will mature or reprice during that period. A negative gap position will tend to impede earnings in a rising rate environment and improve earnings in a declining rate environment.

      The following schedule reflects the interest sensitive assets and liabilities which will mature or reprice within the stated time frames, as of June 30, 1995.

                                           At June 30, 1995
                                                       Over 3      Over 6     Over 1
                                                       Months      Months     Year
                                           3 Months    Through     Through    Through    Over 5
                                           or Less     6 Months    1 Year     5 Years    Years (4)   Total
---------------------------------------------------------------------------------------------------------------

Rate-sensitive assets:                     (Dollars in thousands)
  Mortgage loans (1)                       $ 30,732    $ 11,647    $41,586    $18,829    $30,666     $133,460
  Commercial and other loans (2)             24,120       2,982      3,084      6,104      3,940       40,230
  Consumer loans                             70,037       4,218      4,588     15,577     11,527      105,947
    Total loans                             124,889      18,847     49,258     40,510     46,133      279,637
  Investments and other (3)                  19,021       5,123     16,921     37,891     38,506      117,462
    Total rate-sensitive assets             143,910      23,970     66,179     78,401     84,639      397,099

Rate-sensitive liabilities:
  Savings, NOW and money (5)                 65,335           0          0          0     41,919      107,254
  Time deposits                              44,768      40,227     51,962     51,769        167      188,893
    Total deposits                          110,103      40,227     51,962     51,769     42,086      296,147
  Borrowed funds                             49,838       7,533          0          0          0       57,371
    Total rate-sensitive liabilities        159,941      47,760     51,962     51,769     42,086      353,518
Interest sensitive gap                     $(16,031)   $(23,790)   $14,217    $26,632    $42,553     $ 43,581

Rate-sensitive assets/rate-sensitive
 liabilities                                   90.0%       50.2%     127.4%     151.4%     201.1%       112.3%

Interest sensitive gap as a percent of
 total assets                                  (3.9)%      (5.8)%      3.4%       6.4%      10.3%        10.6%

<F1>  Includes residential construction loans.
<F2>  Includes commercial loans secured by real estate and commercial construction loans.
<F3>  Maturities of mortgage-backed securities are based on mortgage loan prepayment assumptions.
<F4>  Includes non-accrual loans without regarding to contractual maturities.
<F5>  Savings and NOW deposits are considered core deposits that will reprice within the longest time frame. Super NOW and money market deposits will reprice within the shortest time frame.

Income Taxes

At June 30, 1995 and March 31, 1995 gross deferred tax assets and gross deferred tax liabilities were as follows:

                                                        June 30,   March 31,
                                                        1995       1995
--------------------------------------------------------------------------------
                                                        (Dollars in thousands)
Gross deferred tax assets:
  Operating loss carryforward                           $1,978     $2,076
  Allowance for possible loan losses                     2,609      2,614
  Capital loss carryforward                                408        521
  Valuation allowance on other real estate owned            11         12
  Alternative minimum tax credit                           357        350
  Loan origination fees                                     54         57
  Accrued deferred compensation                             75         74
  Accrued interest expense                                  67        199
  Depreciation                                              46         51
  Unrealized loss on investments available-for-sale        555      1,442
                                                         6,160      7,396
Valuation reserve                                          408        521
Gross deferred tax assets, net                           5,752      6,875

Gross deferred tax liabilities:
  Tax bad debt reserves in excess of base year           1,632      1,559
  Excess servicing gains                                    24         29
  Stock dividends                                           27         27
                                                         1,683      1,615
NET DEFERRED TAX ASSET                                  $4,069     $5,260

      As a result of fifteen consecutive quarters of profitability, the decrease in non-performing assets from the bulk sale in June 1994 and the ability to project profitability three or more years into the future, Marble feels it is more likely than not that the deferred tax asset will be realized, and accordingly has reversed the valuation reserve established in prior years. The remaining valuation reserve was established for the tax effect of the capital loss carryforward.

      Management believes the existing net deductible temporary differences which give rise to the net deferred income tax asset will reverse during periods in which the Company generates net taxable income. For the quarter ending June 30, 1995, the Company generated taxable income of approximately
$287,000.   In addition, gross deductible temporary differences are expected to reverse in periods during which off-setting gross taxable temporary differences are expected to reverse. It should be noted, however, that factors beyond management's control, such as the general state of the economy and real estate values, can affect future levels of taxable income and that no assurance can be given that sufficient taxable income will be generated to fully absorb gross deductible temporary differences.

      Marble has capital loss carryforwards of $1,199,000 which will expire, to the extent not utilized, in fiscal 1995, net operating loss carryforwards of $5,519,000 which will expire to the extent not utilized, in fiscal 2006, and an alternative minimum tax credit of $357,000 that may be carried forward indefinitely.

Liquidity and Capital Resources

Marble's principal sources of funds are deposits, loan and investment amortization, prepayments and sales of loans and income on earning assets of its banking subsidiary, Marble Bank. The Bank may also borrow from the Federal Home Loan Bank and other correspondent banks.

The Bank experienced a net decrease in total deposits of $9.6 million during the second quarter of 1995. In addition to liquidity provided by the aforementioned sources, Marble Bank maintains a portfolio of short-term investments, investment securities held-for-trading and investment securities available-for-sale which averaged $121.5 million, or 28.2% of average assets, during the second quarter of 1995.

Marble is required to meet certain minimum leverage and risk-weighted assets to capital ratios adopted by the Federal Reserve Board (FRB) and the Federal Deposit Insurance Corporation (FDIC) and made applicable to bank holding companies and state non-member banks, respectively. All regulatory agencies have adopted the requirements of 3% to 5% leveraged (core) capital and 8% risk-adjusted capital. The following table sets forth a comparison of Marble's capital position to the minimum regulatory requirements as of June 30, 1995 and March 31, 1995. For regulatory capital purposes, the impact of the adoption of Statement 115 need not be considered.

   Ratio                              Requirements       June 30, 1995    March 31, 1995
-------------------------------------------------------------------------------------------

   Leverage (core)                    3.0% - 5.0% (1)    10.2%             9.6%
   Risk-based capital - Tier I               4.0% (2)    16.8%            16.1%
   Total (Tier I and II)                     8.0% (3)    18.1%            17.4%

<F1>  Total stockholders' equity before the Statement 115 adjustment and less the amount of intangible assets and the amount of the net deferred tax asset that will not be realized within one year, divided by total assets. The current requirement is 3.0% for banks with the highest regulatory rating and higher requirements applied on a case - by-case basis for other banks.

<F2>  Total stockholders' equity before the Statement 115 adjustment and less the amount of intangible assets, and the amount of the net deferred tax asset that will not be realized within one year, divided by risk-adjusted total assets. The current requirement is 4.0%.

<F3>  The sum of Tier 1 capital and the allowance for possible loan losses
      (limited to 1.25% of risk-adjusted total assets), divided by risk-adjusted total assets. The current requirement is 8.0%.

Part II - Items 1-6

ITEM 1. LEGAL PROCEEDINGS

      There are no material pending legal proceedings, other than ordinary routine litigation incidental to the business of banking, to which Marble or the Bank is or may be considered a party or of which any of Marble's or the Bank's property is the subject. There are no material pending legal proceedings to which any director, officer or affiliate of Marble, any owner of record or beneficiary of more than five percent (5%) of the common stock of Marble, or any associate of any such director, officer, affiliate of Marble or any security holder is or may be a party, adverse to Marble or has or may have a material interest adverse to Marble or the Bank.

ITEM 2. CHANGES IN SECURITIES

      Not applicable

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

      Not applicable

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

      (a) Annual Meeting: The Annual Meeting of Shareholders of Marble Financial Corporation, at which the holders of shares entitled to 2,814,177 votes were present in person or by proxy, was held on May 4, 1995.

      (b) Election of Directors: Bruce K. Belden, George C. Grant, Jr., John
R. Pfeffer, and Paul E. Roche, each having received at least 2,778,530 votes in favor of their election, were elected as directors of Marble Financial Corporation for a three year term to expire in 1998. Alfred J. Beauchamp, Patrick W. Boylan, S. Stacy Chapman, III, Edward J. Grover, Pamela A. Lafayette, and William B. Wright, directors of Marble whose terms did not expire in 1995, will continue in office for the remainder of their terms.

      (c) Other Matters: The following proposal was submitted to and approved by the shareholders by the votes indicated:

            (1) Proposal to ratify the appointment of Arthur Andersen LLP as auditors for calendar year 1995:

                  Number of Shares
--------------------------------------------------------

                  For                2,789,862
                  Against                7,581
                  Abstain               16,734

ITEM 5. OTHER INFORMATION

      Not applicable

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

      (a) Exhibit 11 - Statement of Computation of Per Share Earnings

      (b) Marble Financial Corporation did not file a report on Form 8-K during the quarter ended June 30, 1995.


                                 Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  08/03/95                 By: /s/ EDWARD J. GROVER
                                        Edward J. Grover
                                        President

                                        (Principal Executive Officer)


Date:  08/02/95                 By: /s/ GEORGE B. WILLIAMS
                                        George B. Williams
                                        Vice President, Secretary & Treasurer

                                        (Principal Financial Officer)



         EXHIBIT 11. STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                  (In thousands, except per share amounts)
                                 (Unaudited)

                                           Three Months Ended     Three Months Ended
                                           June 30, 1995          June 30, 1994
                                                      Fully                  Fully
                                           Primary    Diluted     Primary    Diluted
--------------------------------------------------------------------------------------

  Net income                               $1,008     $1,008      $3,545     $3,545

Common and common equivalent shares:
Weighted average number of common
 shares outstanding                         3,338      3,338       3,308      3,308
Shares arising from assumed exercise
 of stock options (as determined under
 the Treasury Stock Method) (1)               116        141          79        106
Weighted average number of common and
 equivalent shares outstanding              3,454      3,479       3,387      3,414
Earnings per share:
  Net income                               $ 0.29     $ 0.29      $ 1.05     $ 1.04

                                           Six Months Ended       Six Months Ended
                                           June 30, 1995          June 30, 1994
                                                      Fully                  Fully
                                           Primary    Diluted     Primary    Diluted
--------------------------------------------------------------------------------------

  Net income                               $2,160     $2,160      $4,600     $4,600

Common and common equivalent shares:
Weighted average number of common
 shares outstanding                         3,337      3,337       3,306      3,306
Shares arising from assumed exercise
 of stock options (as determined under
 the Treasury Stock Method) (1)               108       140           80        102
Weighted average number of common and
 equivalent shares outstanding              3,445     3,477        3,386      3,408
Earnings per share:
  Net income                               $ 0.63    $ 0.62       $ 1.36     $ 1.35

<F1>   Assumes the exercise of only those options which would be dilutive.